Exhibit 10.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT dated August 25, 2006 (“Agreement”), is entered into by and among Diagnostic Corporation of America (“DGCP”), a corporation organized under the laws of Delaware, Sam Winer, President of DGCP (“President”), Mr. Li Gang (“Shareholder”), Fieldstone Lester Shear & Denberg (“Fieldstone”), and Greentree Financial Group, Inc. (“Escrow Agent”).

Recitals

A.	DGCP, President, and Shareholders are planning to enter into a Stock Subscription and Purchase Agreement on or before August 25, 2006 (“Subscription Agreement”), pursuant to which Shareholder will subscribe for and agree to purchase a total of 29,100,000 shares of DGCP Common Stock (“Common Stock”) for the aggregate amount of $560,000, including a bridge loan of $150,000 from Benchmark Consulting Inc, which will give Shareholder a ‘controlling interest’ in DGCP representing approximately 58% of then issued and outstanding shares of DGCP, a company publicly traded on the NASDAQ Over-the-Counter Bulletin Board. In addition, Shareholder will make a payment of $210,000, which shall be deducted from the initial $560,000 aggregate amount to settle various legal and consulting fees associated with the purchase of Common Stock.

B.	DGCP and Sam Winer have given warranty that the 20,822,871 outstanding shares of DGCP common stock are the only securities validly issued, authorized and outstanding and no new shares and no new options will be issued to any other parties with the exception of Shareholder unless the Stock Subscription and Purchase Agreement is cancelled and notice is given in a signed writing. DGCP and Sam Winer have further given warranty and guaranteed that there are no toxic pill convertible debentures and none will be issued.

C.	DGCP shall deposit the 29,100,000 shares of Common Stock into the US account of the Fieldstone in accordance with the terms of this Agreement and the Stock Subscription and Purchase Agreement.

D.	Shareholder will make an aggregate deposit of $560,000 into the US escrow account of the Escrow Agent in accordance with the payment terms this Agreement and the Stock Subscription and Purchase Agreement.

NOW, THEREFORE, in consideration of the obligations and mutual promises herein made, the parties do hereby agree as follows:

1. Deposit of Common Stock and aggregate deposit of $560,000.

i.	All currency amounts are payable in U.S. dollars and each party shall be responsible for their own exchange rates, if applicable.

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ii.	“Monetary Deposits” Upon signing the Subscription Agreement which is expected to occur on or before August 25, 2006, Shareholder shall make an initial deposit of $560,000, including a bridge loan of $150,000 from Benchmark Consulting Inc, into the US account of the Escrow Agent, of which $350,000 will be disbursed by Fieldstone according to the Stock Subscription and Purchase Agreement in order to settle any and all of DGCP’s outstanding liabilities pursuant to the Subscription Agreement. Fieldstone is not representing or warranting that the disbursement of the $350,000 amount shall satisfy all obligations, rather, it shall disburse funds in accordance with the payment schedule set forth in Schedule 1 to the Subscription Agreement. Fieldstone shall disburse the $350,000 if and only if the conditions set forth in paragraph 2 and in the Stock Subscription and Purchase Agreement are fully satisfied. Otherwise, these funds will be returned to the Escrow Agent and the transaction shall be deemed terminated.

iii.	“Share Deposits” Simultaneous to the transactions described in 1.ii. directly above and in accordance with the Stock Subscription and Purchase Agreement, the President and DGCP shall deposit the 29,100,000 shares of Common Stock into the US account of Fieldstone. Said shares shall be validly issued to the Shareholder in accordance with the terms of the Subscription Agreement and shall constitute a ‘controlling interest’ of approximately 58% of DGCP’s voting shares. The Share Deposits are to be retained by the Fieldstone pursuant to this Agreement and the Stock Subscription and Purchase Agreement executed simultaneously herewith, until all Monetary Deposits have been deposited in full by Shareholder. In the event that any income or dividends should accrue on the Share Deposits, it shall inure to the benefit of the Shareholder. All With the exception of any language to the contrary in the Promissory Note & Collateral Agreement dated August 25, 2006 and executed simultaneously with this Agreement, all Share Deposits shall be held for the benefit of the Shareholder.

2. Escrow Distribution.

(i)	Monetary Deposits shall be held until Common Stock is duly issued in the name of the Shareholder or his designees, representing the 29,100,000 shares of Common Stock, which Common Stock shall bear the customary restrictive legend. Said Common Stock shall be delivered to Fieldstone and released by the same in accordance with

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the Stock Subscription and Purchase Agreement together with such additional documents as are set forth in the Stock Subscription and Purchase Agreement and subparagraphs (ii) and (iii) hereof;

(ii)	Simultaneous to the delivery of Common Stock referred to above, DGCP shall deliver to Fieldstone in accordance with the Stock Subscription and Purchase Agreement, the resignations of all Officers and Directors of DGCP, together with duly executed minutes appointing designees of Shareholder as Officers and Directors, and a legal opinion confirming that said Common Stock is in fact duly issued.

(iii)	Simultaneous to the delivery of the Common Stock to Fieldstone and subsequent to full performance of the Stock Subscription and Purchase Agreement and verification of same in writing by DGCP and Shareholder, Fieldstone shall disburse the sum of $350,000 in accordance with the Stock Subscription and Purchase Agreement for the sole purpose of satisfying, in full, any and all of DGCP’s liabilities and/or obligations including but not limited to the obligations to the creditors set forth on Schedule A annexed hereto and made a part hereof. In conjunction with the release of the $350,000 in accordance with the terms of this Agreement and the Stock Subscription and Purchase Agreement, Fieldstone shall deliver the 29,100,000 shares of Common Stock to Escrow Agent to be delivered to Shareholder.

3. Compensation of Escrow Agent. Escrow Agent shall be compensated in an amount equal to $10,000, payable on the date hereof out of the Monetary Deposits held in trust for the benefit of the Shareholders. The entire escrow fee shall be paid by the Shareholders.

4. Authority. The Escrow Agent and Fieldstone shall not be responsible for the identity, authority or rights of any person, firm or corporation executing or delivering or purporting to execute or deliver this Agreement or any document deposited hereunder or any endorsement thereon or assignment thereof.

5. Reliance. The Escrow Agent and Fieldstone may rely upon any instrument or writing believed to be genuine and sufficient and properly presented and shall not be liable or responsible for any action taken or omitted in reliance thereon.

6. Acts by the Escrow Agent and Fieldstone. The Escrow Agent and Fieldstone shall not be liable or responsible for any act it may do or omit to do in the exercise of reasonable care. In the event any property held by the Escrow Agent and Fieldstone hereunder shall be attached, garnished or levied upon or fall under any order of any court or if the delivery thereof shall be made or entered by any court, affecting the Share Deposits or Monetary Deposits or any part

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thereof or any acts of the Escrow Agent and Fieldstone, the Escrow Agent or Fieldstone is hereby authorized in its exclusive discretion to obey and comply with all such writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, and if the Escrow Agent and Fieldstone obeys and complies with any such writ, order, judgment or decree, it shall not be liable to any of the parties hereto, their successors, heirs or personal representatives or to any other person, firm or business entity by reason of such compliance notwithstanding such writ, order, judgment or decree be subsequently reversed, modified, annulled, set aside or vacated.

7. Escrow Agent and Fieldstone Indemnification. The parties hereto jointly and severally agree to indemnify and hold the Escrow Agent and Fieldstone harmless from any and all costs, expenses, claims, losses, liabilities and damages (including reasonable attorneys’ fees) that may arise out of or in connection with the Escrow Agent’s acting as escrow agent hereunder and Fieldstone acting as a special escrow agent hereunder except where the Escrow Agent or Fieldstone, as the case may be, has been guilty of gross negligence or willful misconduct.

8. Resignations. The Escrow Agent and Fieldstone, as the case may be, may resign for any reason, upon 30 days’ written notice to the parties. Upon expiration of such 30-day notice period, the Escrow Agent or Fieldstone, as the case may be, may deliver the Share Deposits and any remaining Monetary Deposits to any successor escrow agents appointed jointly by the parties, or if no successor escrow agent or Fieldstone, as the case may be, has been so appointed, to any court of competent jurisdiction in the United States. Upon either such delivery, the Escrow Agent shall be released from any and all liability under this Escrow Agreement. A termination under this paragraph shall in no way discharge the provisions hereof affecting reimbursement of expenses, indemnity and fees.

9. Default Provisions. If Shareholder fails to make the payments into the escrow account as required under this Agreement, DGCP shall have the right at its sole discretion to unwind the transaction and if DGCP fails to make the Share Deposits into the escrow account as required under this Agreement Shareholder shall have the right at its sole discretion to unwind the transaction.

IN WITNESS WHEREOF, the parties have signed this document intending to be bound by its terms as of the 25th day of August 2006.

DIAGNOSTIC CORPORATION OF AMERICA (“DGCP”)		SAM WINER

By:	/s/ Sam Winer
Name:	Sam Winer,	Individual and Personal Guarantee
Title:	Chairman and Chief Executive Officer

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LI, GANG

(Individually)
Majority Shareholder

FIELDSTONE LESTER SHEAR & DENBERG, LLP

By:
Name:
Title:

GREENTREE FINANCIAL GROUP, INC.

By:	/s/ R. Chris Cottone
Name: R. Chris Cottone
Title: Vice-President

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